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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 033-54465 of Viad Corp on Form S-3 of our report dated February 21, 2002, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the consolidated financial statements for the fiscal years ended December 31, 2000 and 1999) appearing in the Annual Report on Form 10-K of Viad Corp for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



Phoenix, Arizona

May 14, 2002



Deloitte & Touche LLP